BRENTON MUTUAL FUNDS

                            Brenton Value Equity Fund
              Brenton Intermediate U.S. Government Securities Fund
                    Brenton U.S. Government Money Market Fund

                     Supplement Dated January 1, 2000 to the
            Statement of Additional Information dated August 1, 1999


The following information supplements the disclosure concerning the Brenton U.S. Government Money Market Fund (the "Money Market Fund") in the Statement of Additional Information, as follows:

         As of January 1, 2000, Brenton Bank (the "Adviser") will assume full investment management responsibilities for the Money Market Fund and the Adviser will no longer utilize the services of Northern Trust Company as sub-investment adviser for that Fund. As of that date, Northern Trust Company will cease providing sub-investment advisory services to the Fund and the Adviser will be responsible for the day-to-day management of the Money Market Fund's portfolio.

         Accordingly, the information contained on Page 21 of the Statement of Additional Information regarding the Sub-Adviser is superceded by the foregoing information.


          INVESTORS SHOULD RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE